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                                                                     Page 1 of 1

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                           Brown-Forman Corporation
.............................................................................
               (Name of Registrant as Specified In Its Charter)


                           Brown-Forman Corporation
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         ......................................................

      2) Form, Schedule or Registration Statement No.:
         ......................................................

      3) Filing Party:
         ......................................................

      4) Date Filed:
         ......................................................


Notes:

                               BROWN-FORMAN LOGO
           P.O. BOX 1080 . LOUISVILLE, KY 40201-1080 . (502) 585-1100


  OWSLEY
 BROWN II
president
   and
  chief
executive
 officer
                                                                  April 25, 1994

To Our Stockholders:

  I am pleased to announce that on March 31, 1994, your Board of Directors authorized a 3-for-1 stock split (the "Stock Split") for all shares of Class A and Class B Common Stock. The Stock Split will be paid out as a dividend and will result in the Company's issuing two additional shares of stock for each share of stock already outstanding, with cash being paid in lieu of any fractional shares otherwise issuable. In order to accomplish this, it will be necessary to authorize additional shares of both classes of common stock, which requires the approval of the Company's stockholders. Therefore, the Board of Directors is soliciting your written consent to this proposed action, described in more detail in the enclosed Proxy Statement.

  The Stock Split will not alter your proportional ownership interest in Brown-Forman Corporation. Rather, your investment simply will be represented by a proportionally greater number of shares than at present. The Board of Directors recommends that you approve the proposed action because it believes that increasing the number of outstanding common shares will increase their distribution and marketability.

  The proposed action is being submitted to stockholders of record as of April 14, 1994, and if approved, is expected to be effective on or about May 20, 1994. Only those consent cards received by May 18, 1994 will be considered. Please review the enclosed Proxy Statement and vote by completing the enclosed consent card and returning it to the Company in the enclosed postage prepaid envelope at your earliest convenience.

  Questions regarding the proposed action or your completion of the consent card may be directed to the Company's Stockholder Relations Department at (502) 585-1100.

                                          Sincerely,

                                          Owsley Brown II
                                          President and Chief Executive
                                           Officer

                               BROWN-FORMAN LOGO
          P.O. BOX 1080 . LOUISVILLE, KY 40201-1080 . (502) 585-1100

                                PROXY STATEMENT

                  CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

                                APRIL 25, 1994

To the Holders of Common Stock of Brown-Forman Corporation (the "Company"):

  On March 31, 1994, the Company's Board of Directors ("we") authorized a 3-for-1 stock split (the "Stock Split") for all shares of Class A and Class B Common Stock. The Stock Split will be paid out as a dividend and will result in the Company's issuing two additional shares of stock for each share of stock already outstanding, with cash being paid in lieu of any fractional shares otherwise issuable. Currently, the Company does not have enough authorized shares of either class of stock to effect the Stock Split and approval of the stockholders ("you") is necessary for any increase in the number of authorized shares.

  Therefore, the Company's Board of Directors is soliciting your written consent to amend the Company's Restated and Amended Certificate of Incorporation (the "proposed action" or "Amendment"). The Amendment, if approved, will:

  * increase the number of shares of $.15 par value Class A Common Stock to 30,000,000 from 18,000,000; and

  * increase the number of shares of $.15 par value Class B Common Stock to 60,000,000 from 36,000,000.

The Amendment will not affect the Company's Preferred Stock. If approved, the proposed action will amend the first paragraph of Article Fourth of the Company's Restated and Amended Certificate of Incorporation to read as set forth in the attached Appendix A.

                         SHAREHOLDER CONSENT REQUESTED

  We seek your consent to the creation of more of the Company's Class A and Class B Common Stock in order to have sufficient authorized shares to do the Stock Split. Unless a majority of each of the Company's Class A and Class B shares are voted in favor of the proposed action, the Stock Split cannot be effected.

  The Company's outstanding Common Stock on April 14, 1994 consisted of 9,662,697 shares of Class A Common Stock and 13,336,049 shares of Class B Common Stock. Only stockholders of record at the close of business on April 14, 1994 will be entitled to vote on the proposed action. If you consent to the proposed action, and later change your mind, you may revoke your consent at any time prior to the time the Company ceases counting consents in accordance with the following paragraph.

  Unless marked to the contrary, the consents received will be deemed to be in favor of the Amendment and the Company anticipates that only those consents received prior to the close of business on May 18, 1994 will be considered in determining stockholder approval or disapproval of the Amendment; provided, however, we may in our discretion extend the solicitation for some period beyond that date by providing any required notification of such extension. If you mark "abstain," or do not return your consent, it will have the same effect as voting against the proposed action.

  The Company will bear the cost of soliciting consents. Solicitations other than by mail may be made by telephone or in person by approximately five Company employees, for which the expense will be nominal. Upon receipt of stockholder approval, the Amendment will become effective upon filing of a Certificate of Amendment of the Restated and Amended Certificate of Incorporation with the Delaware Secretary of State. Assuming such approval, the Amendment and Stock Split should become effective at the close of business on or about May 20, 1994 (the "Effective Date"). Upon the filing of the Certificate of Amendment, all stockholders of the Company will be bound by the Amendment, whether or not they have consented to it.

                          TAX AND OTHER CONSEQUENCES

  In the opinion of the Company's general counsel, Ogden Newell & Welch, the proposed action will result in no gain or loss to the stockholders or the Company for federal income tax purposes. The tax basis of each share held before the Stock Split will be allocated among the three shares held as a result of the split, and the holding period of the new shares will include the holding period of the shares with respect to which they were issued.

  It should be noted that on sales and purchases of the new Common Stock which would result from the Stock Split, because of the increased number of shares, brokerage charges and any stock transfer taxes may be somewhat higher than on sales and purchases of the present Common Stock, assuming a transaction involving equivalent market value.

                       IMPLEMENTATION OF THE STOCK SPLIT

  The Stock Split would be in the form of a stock dividend, meaning that the shares distributed to give effect to such split would be paid from the Company's authorized but unissued shares including the newly authorized shares created as a result of the Amendment. Upon authorization of the new shares, the Company will transfer approximately $6.9 million from its retained earnings account to its stated capital account. Following the Amendment and Stock Split, there would remain available as authorized but unissued stock approximately 1 million shares of Class A Common Stock and 20 million shares of Class B Common Stock. The increase in the number of authorized shares not required to give effect to the Stock Split is proposed by the Board so that additional shares will be available for issuance for various corporate purposes. Except for the Stock Split, the Board of Directors does not have any plans for issuing the additional authorized Common Stock. The additional authorized Common Stock, however, would provide flexibility for future potential financings, acquisitions and other appropriate corporate transactions. The Board can issue shares of authorized Common Stock without further stockholder approval unless such approval is required by applicable law or stock exchange requirements. The subsequent issuance of additional Common Stock, if it occurred, could result in dilution of the net income per share and net book value per share of the Common Stock and the dilution of the voting rights of the Class A Common Stock.

  Upon the effectiveness of the Stock Split, you will receive two additional shares of Common Stock for each share you own, with cash being paid in lieu of any fractional shares otherwise issuable. Certificates representing your additional shares (or confirmation statements in the case of uncertificated shares), along with payment for any fractional shares, will be mailed as soon as practicable following the Stock Split's Effective Date. The split shares would have the same rights as the issued shares prior to the Stock Split. The Amendment and Stock Split would not alter any stockholder's proportionate ownership interest in the Company. Rather, each stockholder's investment in the Company will be represented by a proportionally greater number of shares than at present.

                       OPINION OF THE BOARD OF DIRECTORS

  The Company's Board of Directors believes that the Stock Split would be advantageous to the Company and its stockholders because the increased number of shares of Common Stock outstanding would reduce the per share price to levels more convenient and attractive to more investors, thereby potentially facilitating a wider distribution and improved marketability of the Common Stock, with greater interest in the Company's operations. WE THEREFORE RECOMMEND THAT YOU APPROVE THE PROPOSED ACTION.

  Financial statements are not deemed material for the exercise of prudent judgment in regard to the proposed action and therefore are not included in this Proxy Statement.

                             STOCKHOLDER PROPOSALS

  The Company must receive proposals from stockholders by March 1, 1995, for inclusion in the proxy materials relating to the 1995 Annual Meeting of Stockholders.

                                          By Order of the Board of Directors

                                          Michael B. Crutcher
                                          Secretary

Louisville, Kentucky
April 25, 1994

                                  APPENDIX A

  The Amendment would change the first paragraph of Article Fourth of the Company's Restated and Amended Certificate of Incorporation to read as follows:

    FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Ninety-One Million, One Hundred Seventy-Seven Thousand, Nine Hundred Forty-Eight (91,177,948) shares, divided into (a) One Million, One Hundred Seventy-Seven Thousand, Nine Hundred Forty-Eight (1,177,948) shares of Preferred Stock of the par value of Ten Dollars ($10) each; (b) Thirty Million (30,000,000) shares of Class A Common Stock of the par value of Fifteen Cents (15c) each; and (c) Sixty Million (60,000,000) shares of Class B Common Stock of the par value of Fifteen Cents (15c) each.

                            BROWN-FORMAN CORPORATION

                                    CONSENT

         THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, a holder of Class A Common Stock of Brown-Forman Corporation, does hereby consent by checking the square after the word "FOR," or does not consent by checking the square after the word "AGAINST," or abstains from consenting by checking the square after the word "ABSTAIN," to the proposed action, which would amend the Restated and Amended Certificate of Incorporation.

THIS CONSENT WILL BE DEEMED FOR THE AMENDMENT
IF NOT OTHERWISE INDICATED.

FOR [_]AGAINST [_]ABSTAIN [_]                        The proposal to amend Ar-
                                                     ticle Fourth of the Re-
                                                     stated and Amended Cer-
                                                     tificate of Incorporation
                                                     as set forth in the Proxy
                                                     Statement dated April 25,
                                                     1994 so as to increase
                                                     the authorized number of
                                                     shares of (a) Class A
                                                     Common Stock to
                                                     30,000,000 and (b) Class
                                                     B Common Stock to
                                                     60,000,000.

               Please sign on reverse side and return promptly.
                          (Continued from other side)

NAME   _________________________________________________________________________
                  (Please sign exactly as name appears hereon)

    --------------------------------------------------------------------------

                                          Date ________________________ , 1994.

                            BROWN-FORMAN CORPORATION

                                    CONSENT

         THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, a holder of Class B Common Stock of Brown-Forman Corporation, does hereby consent by checking the square after the word "FOR," or does not consent by checking the square after the word "AGAINST," or abstains from consenting by checking the square after the word "ABSTAIN," to the proposed action, which would amend the Restated and Amended Certificate of Incorporation.

THIS CONSENT WILL BE DEEMED FOR THE AMENDMENT
IF NOT OTHERWISE INDICATED.

FOR [_]AGAINST [_]ABSTAIN [_]                        The proposal to amend Ar-
                                                     ticle Fourth of the Re-
                                                     stated and Amended Cer-
                                                     tificate of Incorporation
                                                     as set forth in the Proxy
                                                     Statement dated April 25,
                                                     1994 so as to increase
                                                     the authorized number of
                                                     shares of (a) Class A
                                                     Common Stock to
                                                     30,000,000 and (b) Class
                                                     B Common Stock to
                                                     60,000,000.

                Please sign on reverse side and return promptly.
                          (Continued from other side)

NAME   _________________________________________________________________________
                  (Please sign exactly as name appears hereon)

    --------------------------------------------------------------------------

                                          Date ________________________ , 1994.